Interactive Intelligence Announces Preliminary 2010 Fourth Quarter and Fiscal Year Results
Company to report final results Friday, Jan. 28

INDIANAPOLIS, Jan. 10, 2011 -- Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced preliminary results for its fourth quarter and fiscal year ended Dec. 31, 2010.

For the fourth quarter of 2010, the company expects to report total revenues of between $49.0 million and $51.0 million, compared to $35.9 million in the same quarter last year. Results for the fourth quarter of 2010 include revenues of $1.4 million for the Latitude Software subsidiary, which was acquired in October.

For the fourth quarter of 2010, GAAP net income is expected to be between $4.5 million and $5.3 million, with diluted earnings per share (EPS) of $0.23 to $0.27. Net income on a non-GAAP* basis is expected to be between $9.3 million and $10.1 million, with EPS of $0.48 to $0.52.

For the fourth quarter of 2009, the company reported GAAP net income and EPS of $2.5 million and $0.14, respectively, and non-GAAP net income and EPS of $5.1 million and $0.27, respectively.

Preliminary 2010 fourth quarter non-GAAP net income and EPS exclude the following: (i) stock-based compensation expense of approximately $1.0 million, or EPS of $0.05; (ii) purchase-related adjustments to revenue and amortization of intangibles of approximately $400,000, or $0.02 per share; and (iii) non-cash income tax expense of approximately $3.1 million to $3.5 million, or EPS of $0.16 to $0.18.

The 2009 fourth quarter non-GAAP net income and EPS exclude stock-based compensation expense of $775,000, or EPS of $0.04, and non-cash income tax expense of $1.8 million, or EPS of $0.09.

"The fourth quarter has traditionally been our strongest quarter each year,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “That was true for 2010 as well. A number of significant product orders resulted in an outstanding performance for the quarter, including five orders over $1 million and another 25 orders over $250,000.”

Revenues for the year ended Dec. 31, 2010 are expected to be between $164.7 million and $166.7 million, compared to $131.4 million for the 2009 fiscal year.

For 2010, net income on a GAAP basis is expected to be between $12.3 million and $13.1 million, with EPS of $0.65 to $0.69. For 2010, net income on a non-GAAP basis is expected to be between $25.3 million and $26.1 million, with EPS from $1.34 to $1.38.

For 2009, the company reported GAAP net income and EPS of $8.6 million and $0.47, respectively, and non-GAAP net income and EPS of $18.0 million and $0.99, respectively.

Preliminary 2010 non-GAAP net income and EPS exclude the following: (i) stock-based compensation expense of approximately $4.0 million, or EPS of $0.21; (ii) purchase-related adjustments to revenue and amortization of intangibles of approximately $500,000, or $0.03 per share; and (iii) non-cash income tax expense of approximately $7.9 million to $8.3 million, or EPS of $0.42 to $0.44.

The 2009 non-GAAP net income and EPS exclude stock-based compensation expense of $3.3 million, or EPS of $0.18, and non-cash income tax expense of $6.0 million, or EPS of $0.34.

Cash and investments as of Dec. 31, 2010 are expected to exceed $86 million. During the fourth quarter of 2010, stock option proceeds generated $4.5 million of cash, operations generated more than $10 million of cash, and the company used $15.3 million in the quarter to acquire Latitude Software.

“Based on these preliminary results, our current outlook for 2011 includes annual revenue of at least $200 million, which is growth of more than 20 percent from 2010,” Dr. Brown said. “We will continue to invest in our cloud-based infrastructure, research and development, and sales and marketing, in order to further capitalize on the momentum that we have built. We currently anticipate non-GAAP operating earnings, which exclude stock option expense and purchase accounting adjustments, of approximately 14 percent of revenues."

The company has not completed preparation of its audited financial statements for the year ended Dec. 31, 2010. These preliminary results may be subject to adjustments and could change materially.

Interactive Intelligence plans to issue its final 2010 fourth quarter and year-end fiscal results Jan. 28 at 7 a.m. Eastern Standard Time. It will host a conference call Jan. 28 at 8:30 a.m. EST featuring Dr. Brown and the company's CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, please dial 1.877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence fourth quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

* Non-GAAP Measures

The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments and exclude non-cash stock-based compensation expense for stock options, the amortization of certain intangible assets related to acquisitions by the company and non-cash income tax expense. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense and amortization of intangibles related to acquisitions are non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense,  non-cash income tax expense amounts and amortization of intangibles related to acquisitions can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options, non-cash income tax amounts and amortization of intangibles related to acquisitions for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

Follow Interactive Intelligence:
Twitter: www.twitter.com/IN_Intelligence
Blog: www.inin.com/blog

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